Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Rock Creek Pharmaceuticals, Inc. and Subsidiaries

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1, filed on the date hereof, and related prospectuses of Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) and its Subsidiaries (the “Company”) to the incorporation by reference therein of our report dated March 12, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2014, filed on March 12, 2015.

/s/ Cherry Bekaert LLP

Richmond, Virginia

November 13, 2015